Exhibit 4.116
English Translation of Chinese Language Document

State-owned Land Use Right Transfer Contract

Supervised by
Land Market Management Office of Jiangning District, Nanjing

State-owned Land Use Right Transfer Contract

This contract is made by and between:

Transferor (Party A): CEEG (Nanjing) Special Transformer Manufacturing Co., Ltd.

Transferee (Party B): CEEG (Nanjing) Renewable Energy Co., Ltd.

In accordance with the Contract Law of the People’s Republic of China, Land Administration Law of the People’s Republic of China, Urban Real Estate Administration Law of the People’s Republic of China, Provisional Rules on Assignment and Transfer of Urban State-owned Land Use Rights of the People’s Republic of China and other relevant laws, regulations and rules of the People’s Republic of China, Party A and Party B, on the basis of equality, voluntariness, fairness and integrity, entered into this Contract.

Section 1: Party A transfers the use right of the land, located to the east of Yinlong Road and to the west of Shuige Road in Jiangning Development Zone, to Party B. Land No.: 21-206-157-012; Land Use Permit No.: Land Use (2006) No. 13029, Jiangning; area: 103451.4 square meters; land usage: industry; obtained through: assignment; contract No.: Jiang Ning Guo Tu Chu He 2006, No. 101.

Actual transferred area: 77565.4 square meters; usage: Industry; Party A and Party B have confirmed the transferred area (see attached).

Section 2: Party A transfers to Party B the use right of the parcel of land and the title to the constructions thereon and other ancillaries thereof.

Section 3: The term of land use right of the parcel of land transferred hereunder shall be the term set forth in the original transfer contract less the period already used. The term of land use right thereof shall expire on August 2nd, 2056.

Section 4: Handover and Payment:

1.        Aggregate amount of transfer price in RMB: (in capital) THIRTY SEVEN MILLION TWO HUNDRED AND SIXTY-ONE THOUSAND AND SIX HUNDRED (in number: 37,261,600.00),  i.e. per square meter RMB (in number): 480.39.

2.        Payment and Handover:

Aggregate land transfer price shall be paid prior to December 21st, 2010.

Section 5: Upon the transfer of the use right of the parcel of land hereof, Party B shall strictly follow all land use conditions set forth in the transfer contract. Party B may not alter the usage and planning requirement of the land at its sole discretion.

Section 6: In case of assignment, Party A and Party B shall assign the parcel of land in accordance with the general layout approved by planning department. Party B shall obtain / square meters of the constructions thereon with multiple usages, including / square meters for / purpose; Party A shall retain / square meters of the constructions thereon with multiple usages, including / square meters for / purpose. Within the aforesaid transferred area, the following municipal construction projects shall be undertaken by CEEG (Nanjing) Special Transformer Manufacturing Co., Ltd. and granted to CEEG (Nanjing) Renewable Energy Co., Ltd. free of charge.

1.         /           .

2.         /           .

3.         /           .

 Section 7: Party A shall truly and accurately represent the ownership status and other conditions of the parcel of land hereof to ensure that such land, the constructions thereon and other ancillaries thereof are free from any judicial attachment and other restricted events. Party A shall undertake that it shall bear all legal liabilities in connection with all it warrants.

Section 8: All obligations and rights set forth in the original transfer contract, appendixes thereof and registration documentation shall be transferred together with the land use right of state-owned land hereof.

Section 9: Liability for Breach of the Contract:

        /           .

Section 10: Any disputes arising from the performance of this Contract shall be settled through good faith negotiations between the parties. If the parties are unable to resolve any dispute between them through good faith negotiation, such dispute shall be settle in the   1 way of the following:

1.        submit to Nanjing arbitration committee for arbitration.

2.        bring a lawsuit at the people’s court.

Section 11: The Parties shall file a record with the Land Market Management Office of Jiangning District, Nanjing within thirty days commencing from the execution date hereof, and shall apply for the land use right alteration registration with Nanjing Land and Resources Bureau, Jiangning Branch. Such alteration shall come into effect upon registered.

Section 12: Matters not covered in this Contract shall be otherwise agreed upon by both Parties according to laws.

Section 13: This Contract is executed in sextuplicate. Party A and Party B shall each hold three counterparts.

Section 14: Date of execution: December 30th, 2010.

Section 15: Place of execution: Jiangning District, Nanjing, Jiangsu.

Party A (seal):/s/	Party B (seal):/s/

Legal Representative (seal or signature):	Legal Representative (seal or signature):

Bank Account:	Bank Account:

Address:	Address:

Authorized Representative (seal or signature):	Authorized Representative (seal or signature):

Land Market Management Office of Jiangning District, Nanjing (seal)

Date: